SECOND MODIFICATION AGREEMENT
                   TO STOCK PURCHASE AGREEMENT

  This Second Modification Agreement (the "Modification Agreement") is entered into as of September ___, 1999, by and between Engineered Systems and Electronics, Inc., a Missouri corporation ("Buyer"), and ESCO Electronics Corporation, a Missouri corporation ("ESCO"), and Defense Holding Corp., a Delaware corporation ("DHC") (Buyer, ESCO and DHC are sometimes hereinafter collectively referred to as the "Parties").


                            Recitals
  WHEREAS, the Parties have entered into the Stock Purchase Agreement dated August 23, 1999 ("Stock Purchase Agreement"), whereby Buyer agrees to purchase from Sellers, on the terms and conditions set forth in the Stock Purchase Agreement, one thousand (1,000) shares of the common stock, $1 par value per share, of Systems & Electronics Inc., a Delaware corporation which is a direct wholly-owned subsidiary of DHC and an indirect wholly-owned subsidiary of ESCO;

  WHEREAS, the Parties desire to amend the Stock Purchase
Agreement as provided below; and

  WHEREAS, Engineered Support Systems, Inc. has executed a joinder to the Stock Purchase Agreement as of the same date thereof, and it acknowledges and agrees to the modification of the Stock Purchase Agreement as set forth below.

  NOW, THEREFORE, the parties agree as follows:
  Lines 5 through 7 of Section 2.3 on page 7 of the Stock Purchase Agreement are hereby amended to read as follows:
  postponement from time to time by either the Sellers or the Buyer, upon advance notice to the other Party given no later than 10:00am on the day preceding the then scheduled Closing, to a date not later than October 31, 1999 (the date on which the Closing occurs, being hereinafter the "Closing Date"); provided that,

  IN WITNESS WHEREOF, each of the Parties hereto has caused this Modification Agreement to be executed as of the date first above written.

ESCO:                            BUYER:
ESCO ELECTRONICS CORPORATION     ENGINEERED SYSTEMS AND
  Walter Stark,                  ELECTRONICS, INC.
  Senior Vice President and        Gary C. Gerhardt,
  General Counsel                  Executive Vice President and
                                   Chief Financial
                                   Officer
DHC:
DEFENSE HOLDING CORP.
  Walter Stark,
  Senior Vice President and
  Secretary


                              JOINDER

The foregoing Modification Agreement is approved by the undersigned and the undersigned hereby acknowledges and agrees this September
____, 1999 to such modification to the Stock Purchase Agreement and joins therein.

ENGINEERED SUPPORT SYSTEMS,
INC.:
  Gary C. Gerhardt,
  Executive Vice President and
  Chief
  Financial Officer


                          ATTACHMENT 1

                    If to Sellers:

                    ESCO Electronics Corporation
                    8888 Ladue Road, Suite 200
                    St. Louis, Missouri 63124-2090
                    Attention:  General Counsel
                    Fax:  (314) 213-7215

                    With a copy to:

                    Bryan Cave LLP
                    One Metropolitan Square
                    211 North Broadway, Suite 3600
                    St. Louis, Missouri  63102
                    Attention:  Frederick W. Bartelsmeyer
                    Fax:  (314) 259-2020



   9.3.Entire Agreement.
  This  Agreement,  the  joinder of Engineered  Support  Systems,
Inc., the Schedules hereto, the Exhibits hereto and the Confidentiality Agreement constitute the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.


   9.4.Assignment; Binding Agreement.
  This Agreement and the rights and obligations arising hereunder shall be binding upon and shall inure to the benefit of the Parties and to their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of law or otherwise) by either of the Parties without the prior written consent of the other Party; provided, however, Buyer may, without the consent of the Sellers, transfer and assign its rights and interests under this Agreement, subject to any right of set-off of the Sellers under Article VIII of the Agreement, to its lender(s) under the BOA Credit Facility.


   9.5.Counterparts.
  This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.


   9.6.Headings; Interpretation.
     The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached


                          ATTACHMENT 2
                        SCHEDULE 7.13(b)

                 ESCO RETIREMENT PLAN - PENSION

(a) As of the date immediately following the Closing Date, the Sellers shall take all necessary actions to cause the ESCO Retirement Plan to be split into two separate plans (1) a plan covering Transferred Employees ("Buyer's Pension Plan") and (2) a plan covering all participants in the ESCO Retirement Plan and others who are not Transferred Employees respectively and to provide for the direct trust-to-trust transfer of assets and assumption of liabilities as provided below to the Buyer's Pension Plan. The Buyer or its Affiliate shall adopt the Buyer's Pension Plan as of the date immediately following the Closing Date. The assets and liabilities associated with any Transferred Employee shall be transferred from the ESCO Retirement Plan to Buyer's Pension Plan.

(b)  The amount of the assets to be transferred ("Transferred
  Amount") shall be equal to the greater of:

     (i) Asset Value A (as defined below) plus fifty (50) percent of the excess, if any, of Asset Value B over Asset Value A (as defined below), or

     (ii) The amount of assets as of the Closing Date necessary to meet all applicable requirements of Section 414(l) of the Internal Revenue Code ("Code").

  Asset Value A is defined as the sum of the actuarial accrued liability as of the Closing Date per CAS 413.50(c)(12)(i), plus the government's full share of any surplus assets as of the Closing Date as calculated in CAS 413.50(c)(12)(vi). The actuarial assumptions for calculations of the actuarial accrued liability per CAS 413.50(c)(12)(i), including, but not limited to, the interest rate, mortality, termination, disability, and retirement assumptions, are specified in the most recent CAS actuarial report covering fiscal year 1999 ("CAS Actuarial Report").

  Asset Value B is defined as the market value of the assets as of the Closing Date allocated to the SEI segment, as referenced in Cost Accounting Standards ("CAS") 413.50(c)(12).

  The interest rate utilized for calculations described in
  Section 1(b)(ii) shall be the Pension Benefit Guaranty Corporation interest rate for valuing annuity benefits for first twenty (20) years as of the Closing Date, plus 25 basis points. All other actuarial assumptions for calculations described in Section 1(b)(ii) are specified in the CAS Actuarial Report.

  The assets transferred shall be in the form of cash or other assets mutually acceptable to the Buyer and the Sellers.

(c) The asset transfer will occur as soon as reasonably practicable after the Closing Date, and the amount so transferred shall equal the Transferred Amount and shall be adjusted by actual investment return (net of plan expenses) earned by the ESCO Retirement Plan trust from the Closing Date to the date of actual asset transfer, and decreased by any benefit payments made with respect to the Transferred Employees.

(d) As soon as reasonably practicable after the Closing Date, the Sellers shall report, or cause their actuary to report, to the Buyer the Sellers' calculations of the amount described in
  Section 1(b) and Section 1(c) above, and shall provide to the Buyer such information and data as may be reasonably requested by the Buyer to permit the Buyer to review the calculations. If the Sellers and the Buyer cannot agree on the calculations of such amounts, then the calculations shall be referred to and settled with final and binding effect by such independent Fellow of the American Society of Actuaries as the Sellers and the Buyer may jointly select ("Independent Actuary"). The Independent Actuary shall perform such calculations in accordance with the applicable assumptions and methods as described in Section 1(b) and Section 1(c) of this Schedule 7.13(b). The costs of such independent actuarial determination shall be borne equally by the Sellers and the Buyer.

(e) All liabilities under the ESCO Retirement Plan in respect of the Transferred Employees shall be assumed by the Buyer as of the Closing Date, and the Sellers shall have no further obligation in respect of any such liabilities, except as provided in this Agreement.

(f) Unless otherwise mutually agreed to by the Sellers and the Buyer, the transfer of such assets and liabilities will be subject to the Buyer's certification to the Sellers, and the Sellers' certification to the Buyer, that the ESCO Retirement Plan and the Buyer's Pension Plan are qualified under the applicable provisions of the Code.

(g) All methodologies used in the calculations required under this Schedule 7.13(b) for 1999 shall be consistent with those applied to the comparable calculations made for 1998.

(h) Buyer shall maintain the Buyer's Pension Plan substantially in the form existing at Closing for a period of at least 24 months beginning with the first full calendar month following
  Closing.